UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2009

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 10th Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 14, 2009, management of Microtune, Inc. (the “Company”) finalized a restructuring plan that includes a reduction in force that will result in the termination or attrition of approximately 10% of the Company’s workforce. The Company expects to substantially complete the reduction in force during the fourth quarter of 2009. The Company is taking these actions as part of a larger cost reduction effort in order to streamline operations and more closely align costs with revenue in an effort to achieve profitability as quickly as possible in the current challenging economic environment. The Company does not expect to incur material charges related to its cost reduction efforts outside of the reduction in force.

The Company anticipates incurring restructuring charges between $1.3 million and $1.5 million, substantially all of which would be for one-time employee termination benefits, primarily cash severance payments. The majority of these charges are expected to be incurred during the fourth quarter of 2009. In the event the Company incurs material additional charges in connection with this restructuring plan, the Company would file an amended report on Form 8-K under this Item 2.05 to provide appropriate estimates related to such additional charges.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 13, 2009, the Board of Directors of the Company, upon the recommendation of its Compensation Committee and as part of the restructuring plan described above, approved a five percent (5%) reduction in the base salary of the following officers of the Company:

Officer	Title	Adjusted Base Salary
James A. Fontaine	Chief Executive Officer	$332,500
Jeffrey A. Kupp	Chief Financial Officer	$243,224
Barry F. Koch	Executive Vice President	€154,267
Robert S. Kirk	Vice President of Worldwide Sales	$157,702
Peter Birch	Vice President and General Manager, DTV Business	$215,460

The reduction in base salary described above was recommended by management of the Company to the Compensation Committee and the Board of Directors. This reduction in base salary will take effect on October 16, 2009 and will continue for a period of eighteen (18) months, unless the Board of Directors determines in its discretion to otherwise modify such base salary compensation. This base salary reduction will have no impact on the change of control agreements entered into with each of the above officers or the letter agreement entered into with Mr. Birch in conjunction with the commencement of his employment.

Item 7.01	Regulation FD Disclosure.

Upon the successful implementation of the restructuring plan discussed in Item 2.05, the Company anticipates lowering its break-even revenue level from more than $26.0 million per quarter to approximately $22.5 million per quarter. The Company expects to realize the full impact of these cost reduction efforts by early 2010. The Company will provide additional information with respect to its break-even revenue expectations on its upcoming investor conference call scheduled to be held on October 22, 2009 to discuss the Company’s third quarter 2009 financial results and its outlook for the future.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall be deemed to be “furnished” and not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

MICROTUNE FORWARD LOOKING STATEMENTS

All statements other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. Such forward looking statements include, but are not limited to, statements regarding the expected new break-even revenue levels. These forward-looking statements and other statements made elsewhere in this release are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ from anticipated results include the Company’s ability to introduce new products, achieve design wins, maintain customer and strategic partner relationships, forecast customer demand and manage inventory levels (including forecasting customer demand of Auvitek’s products), control and budget expenses, protect proprietary technology and intellectual property, successfully integrate and manage Auvitek, and successfully prosecute and defend any pending or future litigation. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected financial results. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROTUNE, INC.

Date: October 16, 2009	By:	/S/ JEFFREY A. KUPP
Jeffrey A. Kupp
Chief Financial Officer